Exhibit 99.1

The Bancorp, Inc. Reports Fourth Quarter and Full Year 2024 Financial Results and Updates 2025 Guidance

Wilmington, DE – January 30, 2025 – The Bancorp, Inc. (“The Bancorp” or the “Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported its financial results for the fourth quarter and full year of 2024.

Recent Developments

On December 31, 2024, the Company's wholly owned subsidiary, The Bancorp Bank, National Association (the "Bank"), closed on the sale of an $82 million real estate bridge loan (“REBL”) portfolio, collateralized by apartment buildings. The sale included a $32.5 million classified loan, which was current with respect to monthly payments. The Bank provided financing to a third-party purchaser, which provided a 25% payment guaranty. The leverage and guaranty provided were consistent with market terms, and the Bank’s general underwriting standards for similar loans. The resulting weighted average look-through loan to values (“LTVs”), of the related mortgaged properties are no more than 57% as-is and 55% as-stabilized, which are further supported by the 25% payment guaranty. The look-through LTVs are the weighted average of LTVs multiplied by the leverage provided by the Company, based upon appraisals performed within the past 15 months. There was no loss of principal in connection with the sale, although $1.3 million of accrued interest was reversed in connection therewith. We believe that the sale is an indication of the liquidity of the portfolio, as further evidenced by “as is” and “as stabilized” LTVs, respectively, of 77% and 68% for total special mention and substandard REBL loans, based upon appraisals performed within the past 12 months.

Primarily as a result of the aforementioned $32.5 million substandard loan in that sale, total substandard loans decreased 14%, to $134.4 million at December 31, 2024, from $155.4 million at September 30, 2024. Substandard loans were further reduced on January 2, 2025 on which date a $12.3 million substandard loan was repaid without loss of principal, as a result of the sale of the underlying apartment building collateral in Plainfield New Jersey. As noted in the third quarter earnings release, a significant portion of the REBL portfolio was reviewed during that quarter by a firm specializing in such analysis, which resulted in no additional Special Mention or Substandard determinations. Additionally, the 100 basis points of Federal Reserve rate reductions may provide cash flow benefits to floating rate borrowers. Underlying property values as supported by the LTVs noted above, also continue to facilitate the recapitalization of certain loans from borrowers experiencing cash flow issues, to borrowers with greater financial capacity. At December 31, 2024, special mention real estate bridge loans amounted to $84.4 million which was unchanged from September 30, 2024.

The majority of the Company’s real estate owned is comprised of an apartment complex, with a balance as of December 31, 2024 of $41.1 million. That property is under agreement of sale with a sales price that is expected to cover the Company’s current balance plus the forecasted cost of improvements to the property. The purchaser has increased the total of earnest money deposits to $1.6 million, from $500,000, in consideration of extending the closing date to March 21, 2025. The Company believes that the purpose for the extension is to allow time for this sale to be included in a larger transaction. There can be no assurance that the purchaser will consummate the sale of the property, but if not consummated, the earnest money deposits of $1.6 million would accrue to the Company.

Highlights

•	The Bancorp reported net income of $55.9 million, or $1.15 per diluted share (“EPS”), for the quarter ended December 31, 2024, compared to net income of $44.0 million, or $0.81 per diluted share, for the quarter ended December 31, 2023, or an EPS increase of 42%. While net income increased 27% between these periods, outstanding shares were reduced as a result of repurchases, which were significantly increased in 2024.

•	Return on assets and return on equity for the quarter ended December 31, 2024, amounted to 2.6% and 28%, respectively, compared to 2.4% and 22%, respectively, for the quarter ended December 31, 2023 (all percentages “annualized”).

•	Net interest income increased 2% to $94.3 million for the quarter ended December 31, 2024, compared to $92.2 million for the quarter ended December 31, 2023. Fourth quarter 2024 net interest income was reduced by the reversal of $1.3 million of interest related to the sale of $82.0 million loans as described in “Recent Developments” above.

•	Net interest margin amounted to 4.55% for the quarter ended December 31, 2024, compared to 5.26% for the quarter ended December 31, 2023, and 4.78% for the quarter ended September 30, 2024. Net interest margin for fourth quarter 2024 was reduced by the interest reversal noted directly above.

•	Loans, net of deferred fees and costs were $6.11 billion at December 31, 2024, compared to $5.36 billion at December 31, 2023 and $5.91 billion at September 30, 2024. Those changes reflected an increase of 4% quarter over linked quarter and an increase of 14% year over year.

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•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $6.36 billion, or 19%, to $39.66 billion for the quarter ended December 31, 2024, compared to the quarter ended December 31, 2023. The increase reflected continued organic growth with existing partners and the impact of clients added within the past year. Total prepaid, debit card, ACH, and other payment fees increased 16% to $29.2 million for the fourth quarter of 2024 compared to the fourth quarter of 2023. Consumer credit fintech fees amounted to $3.0 million for the fourth quarter 2024, as a result of our initial entry into credit sponsorship in 2024.

•	Small business loans (“SBLs”), including those held at fair value, amounted to $987.0 million at December 31, 2024, or 12% higher year over year, and 3% higher quarter over linked quarter, excluding the impact of loans with related secured borrowings.

•	Direct lease financing balances increased 2% year over year to $700.6 million at December 31, 2024, and decreased 2% from September 30, 2024.

•	Reflecting the aforementioned sale of $82.0 million of loans on December 31, 2024, real estate bridge loans of $2.11 billion decreased 4% compared to a $2.19 billion balance at September 30, 2024, and increased 5% compared to the December 31, 2023 balance of $2.00 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings.

•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”), and investment advisor financing loans collectively decreased 1% year over year and increased 3% quarter over linked quarter to $1.84 billion at December 31, 2024.

•	The average interest rate on $7.70 billion of average deposits and interest-bearing liabilities during the fourth quarter of 2024 was 2.31%. Average deposits of $7.55 billion for the fourth quarter of 2024 increased $1.30 billion, or 21% over fourth quarter 2023.

•	As of December 31, 2024, tier 1 capital to average assets (leverage), tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and common equity tier 1 to risk-weighted assets ratios were 9.41%, 13.88%, 14.46% and 13.88%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp Bank, National Association, remains well capitalized under banking regulations.

•	Book value per common share at December 31, 2024 was $16.55 compared to $15.17 per common share at December 31, 2023, an increase of 9%.

•	The Bancorp repurchased 919,584 shares of its common stock at an average cost of $54.37 per share during the quarter ended December 31, 2024. As a result of share repurchases, outstanding shares at December 31, 2024 amounted to 47.7 million, compared to 53.2 million shares at December 31, 2023, or a reduction of 10%.

•	The Bancorp emphasizes safety and soundness and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Company also has lines of credit with U.S. government sponsored agencies totaling approximately $3.00 billion as of December 31, 2024, as well as access to other forms of liquidity.

•	In its REBL portfolio, the Company has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three-year terms with two one-year extensions to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The REBL portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of the Company’s REBL portfolio is evidenced by the estimated values of the underlying collateral. The Company’s $2.1 billion apartment bridge lending portfolio at December 31, 2024, has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals. Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

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•	As part of the underwriting process, The Bancorp reviews prospective borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news searches, lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the REBL team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to REBL, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the REBL team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the REBL team.

•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50%-60% LTVs.

•	Additional details regarding our loan portfolios are included in the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding and earnings levels, may present opportunities to further increase stockholder value, while still prudently maintaining capital levels.

•	In the second quarter of 2024, the Company purchased approximately $900 million of fixed rate government sponsored entity backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income. Such purchases would also reduce the additional net interest income which will result if the Federal Reserve increases rates. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels. In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

“2024 was another year of significant Fintech business expansion and earnings per share growth of 23%”, said Damian Kozlowski, President and CEO of The Bancorp. “Led by the growth in our Fintech solutions group, we are affirming 2025 guidance of $5.25 a share. The guidance does not include $150 million share of planned buybacks in 2025, or $37.5 million per quarter. Planned buybacks have been reduced $100 million in 2025 from 2024 to facilitate the repayment of $96 million of senior secured debt.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp's Quarterly Earnings Conference Call at 8:00 AM ET Friday, January 31, 2025, by clicking on the webcast link on The Bancorp's homepage at www.thebancorp.com. or you may dial 1.800.549.8228, conference ID 18739. You may listen to the replay of the webcast following the live call on The Bancorp's investor relations website (archived for one year) or telephonically until Friday, February 7, 2025, by dialing 1.888.660.6264, playback code 18739#.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association provides a variety of services including providing non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

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Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our annual fiscal 2024 results, our anticipated 2025 profitability, increased growth and the impact of stock buybacks, relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic, political, and technological factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Forms 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

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The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Consolidated condensed income statements	2024	2023	2024	2023
	(Dollars in thousands, except per share and share data)

Net interest income	$94,296	$92,159	$376,241	$354,052
Provision for credit losses on non-consumer fintech loans	2,003	4,056	9,319	8,465
Provision for credit losses on consumer fintech loans(1)	19,619	—	19,619	—
Provision (reversal) for unfunded commitments	(256)	258	(596)	(135)
Provision (reversal) for credit loss on security	(1,000)	10,000	(1,000)	10,000
Non-interest income
Fintech fees
ACH, card and other payment processing fees	4,740	2,669	14,596	9,822
Prepaid, debit card and related fees	24,465	22,404	97,413	89,417
Consumer credit fintech fees	3,049	—	4,789	—
Total fintech fees	32,254	25,073	116,798	99,239
Net realized and unrealized gains (losses) on commercial
loans, at fair value	527	(426)	2,732	3,745
Leasing related income	1,032	1,556	3,921	6,324
Consumer fintech loan credit enhancement(1)	19,619	—	19,619	—
Other non-interest income	838	786	3,412	2,786
Total non-interest income	54,270	26,989	146,482	112,094
Non-interest expense
Salaries and employee benefits	33,633	27,628	131,597	121,055
Data processing expense	1,414	1,324	5,666	5,447
Legal expense	856	740	3,365	3,850
FDIC insurance	961	724	3,579	2,957
Software	4,226	4,368	17,913	17,349
Other non-interest expense	10,722	10,826	41,105	40,384
Total non-interest expense	51,812	45,610	203,225	191,042
Income before income taxes	76,388	59,224	292,156	256,774
Income tax expense	20,480	15,196	74,616	64,478
Net income	55,908	44,028	217,540	192,296

Net income per share - basic	$1.17	$0.82	$4.35	$3.52

Net income per share - diluted	$1.15	$0.81	$4.29	$3.49
Weighted average shares - basic	47,771,547	53,549,138	50,063,620	54,506,065
Weighted average shares - diluted	48,639,936	54,201,312	50,713,140	55,053,497

(1) Lending agreements related to consumer fintech loans had certain provisions accounted for as freestanding credit enhancements which resulted in the company recording a $19.6 million provision for credit losses and a correlated amount in non-interest income resulting in no impact to net income.

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Condensed consolidated balance sheets	December 31,	September 30,	June 30,	December 31,
	2024 (unaudited)	2024 (unaudited)	2024 (unaudited)	2023
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$6,064	$8,660	$5,741	$4,820
Interest earning deposits at Federal Reserve Bank	564,059	47,105	399,853	1,033,270
Total cash and cash equivalents	570,123	55,765	405,594	1,038,090

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss effective December 31, 2023, and $0 at December 31, 2024	1,502,860	1,588,289	1,581,006	747,534
Commercial loans, at fair value	223,115	252,004	265,193	332,766
Loans, net of deferred fees and costs	6,113,628	5,906,616	5,605,727	5,361,139
Allowance for credit losses	(31,944)	(31,004)	(28,575)	(27,378)
Loans, net	6,081,684	5,875,612	5,577,152	5,333,761
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	15,642	21,717	15,642	15,591
Premises and equipment, net	27,566	28,091	28,038	27,474
Accrued interest receivable	41,713	42,915	43,720	37,534
Intangible assets, net	1,254	1,353	1,452	1,651
Other real estate owned	62,025	61,739	57,861	16,949
Deferred tax asset, net	18,874	9,604	20,556	21,219
Other assets	182,687	157,501	149,187	133,126
Total assets	$8,727,543	$8,094,590	$8,145,401	$7,705,695

Liabilities:
Deposits
Demand and interest checking	$7,434,212	$6,844,128	$7,095,391	$6,630,251
Savings and money market	311,834	81,624	60,297	50,659
Total deposits	7,746,046	6,925,752	7,155,688	6,680,910

Securities sold under agreements to repurchase	—	—	—	42
Short-term borrowings	—	135,000	—	—
Senior debt	96,214	96,125	96,037	95,859
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	14,081	38,157	38,283	38,561
Other liabilities	68,018	70,829	65,001	69,641
Total liabilities	$7,937,760	$7,279,264	$7,368,410	$6,898,414

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 47,713,481 and 53,202,630 shares issued and outstanding at December 31, 2024 and 2023, respectively	47,713	48,231	49,268	53,203
Treasury stock at cost, 402,731 shares at December 31, 2024 and 0 shares at December 31, 2023, respectively	(22,681)	—	—	—
Additional paid-in capital	3,233	26,573	72,171	212,431
Retained earnings	779,155	723,247	671,730	561,615
Accumulated other comprehensive (loss) income	(17,637)	17,275	(16,178)	(19,968)
Total shareholders' equity	789,783	815,326	776,991	807,281

Total liabilities and shareholders' equity	$8,727,543	$8,094,590	$8,145,401	$7,705,695

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Average balance sheet and net interest income	Three months ended December 31, 2024			Three months ended December 31, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,193,762	$112,908	7.29%	$5,583,467	$112,334	8.05%
Leases-bank qualified(2)	5,728	143	9.99%	4,658	109	9.36%
Investment securities-taxable	1,556,698	19,341	4.97%	747,384	10,258	5.49%
Investment securities-nontaxable(2)	5,221	82	6.28%	2,895	49	6.77%
Interest earning deposits at Federal Reserve Bank	527,849	6,378	4.83%	677,524	9,356	5.52%
Net interest earning assets	8,289,258	138,852	6.70%	7,015,928	132,106	7.53%

Allowance for credit losses	(30,829)			(24,070)
Other assets	291,977			356,785
	$8,550,406			$7,348,643

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$7,443,308	$41,436	2.23%	$6,204,048	$37,830	2.44%
Savings and money market	111,231	1,078	3.88%	46,428	392	3.38%
Total deposits	7,554,539	42,514	2.25%	6,250,476	38,222	2.45%

Short-term borrowings	9,673	125	5.17%	2,717	37	5.45%
Repurchase agreements	—	—	—	41	—	—
Long-term borrowings	25,886	360	5.56%	10,144	125	4.94%
Subordinated debentures	13,401	275	8.21%	13,401	296	8.84%
Senior debt	96,156	1,234	5.13%	95,808	1,234	5.15%
Total deposits and liabilities	7,699,655	44,508	2.31%	6,372,587	39,914	2.51%

Other liabilities	48,196			185,572
Total liabilities	7,747,851			6,558,159

Shareholders' equity	802,555			790,484
	$8,550,406			$7,348,643
Net interest income on tax equivalent basis(2)		$94,344			$92,192

Tax equivalent adjustment		48			33

Net interest income		$94,296			$92,159
Net interest margin(2)			4.55%			5.26%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Average balance sheet and net interest income	Year ended December 31, 2024			Year ended December 31, 2023
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$5,920,643	$458,405	7.74%	$5,724,679	$436,343	7.62%
Leases-bank qualified(2)	5,064	522	10.31%	4,106	388	9.45%
Investment securities-taxable	1,331,234	66,262	4.98%	766,906	39,078	5.10%
Investment securities-nontaxable(2)	3,487	237	6.80%	3,118	193	6.19%
Interest earning deposits at Federal Reserve Bank	497,180	26,326	5.30%	649,873	33,627	5.17%
Net interest earning assets	7,757,608	551,752	7.11%	7,148,682	509,629	7.13%

Allowance for credit losses	(28,707)			(23,412)
Other assets	308,814			292,501
	$8,037,715			$7,417,771

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$6,875,368	$161,841	2.35%	$6,308,509	$144,814	2.30%
Savings and money market	71,962	2,531	3.52%	78,074	2,857	3.66%
Time deposits	—	—	—	20,794	858	4.13%
Total deposits	6,947,330	164,372	2.37%	6,407,377	148,529	2.32%

Short-term borrowings	44,220	2,469	5.58%	5,739	271	4.72%
Repurchase agreements	3	—	—	41	—	—
Long-term borrowings	35,232	2,420	6.87%	9,995	507	5.07%
Subordinated debentures	13,401	1,155	8.62%	13,401	1,121	8.37%
Senior debt	96,027	4,935	5.14%	96,864	5,027	5.19%
Total deposits and liabilities	7,136,213	175,351	2.46%	6,533,417	155,455	2.38%

Other liabilities	102,970			133,698
Total liabilities	7,239,183			6,667,115

Shareholders' equity	798,532			750,656
	$8,037,715			$7,417,771
Net interest income on tax equivalent basis(2)		$376,401			$354,174

Tax equivalent adjustment		160			122

Net interest income		$376,241			$354,052
Net interest margin(2)			4.85%			4.95%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2024 and 2023.

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Allowance for credit losses	Year ended
	December 31,	December 31,
	2024 (unaudited)	2023
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$27,378	$22,374

Loans charged-off:
SBA non-real estate	708	871
SBA commercial mortgage	—	76
Direct lease financing	4,575	3,666
IBLOC	—	24
Consumer - home equity	10	—
Consumer fintech(1)	19,619	—
Other loans	8	3
Total	24,920	4,640

Recoveries:
SBA non-real estate	229	475
SBA commercial mortgage	—	75
Direct lease financing	318	330
Consumer - home equity	1	299
Total	548	1,179
Net charge-offs	24,372	3,461
Provision for credit losses on non-consumer fintech loans	9,319	8,465
Provision for credit losses on consumer fintech loans(1)	19,619	—

Balance in allowance for credit losses at end of period	$31,944	$27,378
Net charge-offs/average loans	0.43%	0.07%
Net charge-offs/average assets	0.30%	0.05%

Excluding the $19,619 of consumer fintech loans:
Net charge-offs/average loans	0.08%
Net charge-offs/average assets	0.06%

(1) Lending agreements related to consumer fintech loans had certain provisions accounted for as freestanding credit enhancements which resulted in the company recording a $19.6 million provision for credit losses and a correlated amount in non-interest income resulting in no impact to net income.

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Loan portfolio	December 31,	September 30,	June 30,	December 31,
	2024 (unaudited)	2024 (unaudited)	2024 (unaudited)	2023
	(Dollars in thousands)

SBL non-real estate	$190,322	$179,915	$171,893	$137,752
SBL commercial mortgage	662,091	665,608	647,894	606,986
SBL construction	34,685	30,158	30,881	22,627
Small business loans	887,098	875,681	850,668	767,365
Direct lease financing	700,553	711,836	711,403	685,657
SBLOC / IBLOC(1)	1,564,018	1,543,215	1,558,095	1,627,285
Advisor financing(2)	273,896	248,422	238,831	221,612
Real estate bridge loans	2,109,041	2,189,761	2,119,324	1,999,782
Consumer fintech(3)	454,357	280,092	70,081	—
Other loans(4)	111,328	46,586	46,592	50,638
	6,100,291	5,895,593	5,594,994	5,352,339
Unamortized loan fees and costs	13,337	11,023	10,733	8,800
Total loans, including unamortized fees and costs	$6,113,628	$5,906,616	$5,605,727	$5,361,139

Small business portfolio	December 31,	September 30,	June 30,	December 31,
	2024 (unaudited)	2024 (unaudited)	2024 (unaudited)	2023
	(Dollars in thousands)

SBL, including unamortized fees and costs	$897,077	$885,263	$860,226	$776,867
SBL, included in loans, at fair value	89,902	93,888	104,146	119,287
Total small business loans(5)	$986,979	$979,151	$964,372	$896,154

(1) SBLOC loans are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At December 31, 2024 and December 31, 2023, IBLOC loans amounted to $548.1 million and $646.9 million, respectively.

(2) In 2020 The Bancorp began originating loans to investment advisors for purposes of debt refinancing, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value ratios of 70% of the business enterprise value based on a third-party valuation, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

(3) Consumer fintech loans consist of $201.1 million of secured credit card loans, with the balance comprised of other short-term extensions of credit.

(4) Includes demand deposit overdrafts reclassified as loan balances totaling $1.2 million and $1.7 million at December 31, 2024 and December 31, 2023, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(5) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of December 31, 2024

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$385
PPP loans(1)	1
Commercial mortgage SBA(2)	354
Construction SBA(3)	12
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	115
Non-SBA SBLs	100
Other(5)	9
Total principal	$976
Unamortized fees and costs	11
Total SBLs	$987

(1) Includes the portion of SBA 7(a) Program loans and PPP loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50%-60%, to which The Bancorp adheres.

(3) Includes $11 million in 504 Program first mortgages with an origination date LTV of 50%-60%, and $1 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5) Comprised of $9 million of loans sold that do not qualify for true sale accounting.

10

Small business loans by type as of December 31, 2024

(Excludes government guaranteed portion of SBA 7(a) Program and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels (except casino hotels) and motels	$87	$—	$—	$87	15%
Funeral homes and funeral services	36	—	34	70	12%
Full-service restaurants	29	2	2	33	6%
Child day care services	23	1	1	25	4%
Car washes	12	5	—	17	3%
Homes for the elderly	16	—	—	16	3%
Outpatient mental health and substance abuse centers	15	—	—	15	3%
Gasoline stations with convenience stores	15	—	—	15	3%
General line grocery merchant wholesalers	13	—	—	13	2%
Fitness and recreational sports centers	8	—	2	10	2%
Nursing care facilities	9	—	—	9	2%
Lawyer's office	9	—	—	9	2%
Plumbing, heating, and air-conditioning contractors	8	—	1	9	2%
Used car dealers	7	—	—	7	1%
All other specialty trade contractors	6	—	1	7	1%
Caterers	7	—	—	7	1%
Limited-service restaurants	4	—	3	7	1%
General warehousing and storage	6	—	—	6	1%
Automotive body, paint, and interior repair	5	—	—	5	1%
Appliance repair and maintenance	6	—	—	6	1%
Other accounting services	5	—	—	5	1%
Offices of dentists	5	—	—	5	1%
Other miscellaneous durable goods merchant	5	—	—	5	1%
Packaged frozen food merchant wholesalers	5	—	—	5	1%
Other(2)	147	12	29	188	30%
Total	$488	$20	$73	$581	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $141 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $9 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $5 million are spread over approximately one hundred different business types.

State diversification as of December 31, 2024

(Excludes government guaranteed portion of SBA 7(a) Program loans and PPP loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$131	$3	$6	$140	24%
Florida	77	8	4	89	15%
North Carolina	44	—	4	48	8%
New York	34	—	2	36	6%
Pennsylvania	19	—	13	32	6%
Texas	23	3	6	32	6%
New Jersey	23	—	7	30	5%
Georgia	25	2	1	28	5%
Other States	112	4	30	146	25%
Total	$488	$20	$73	$581	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $141 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $9 million of loans that do not qualify for true sale accounting.

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Top 10 loans as of December 31, 2024

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	ME	13
Funeral homes and funeral services	PA	12
Outpatient mental health and substance abuse center	FL	10
Hotel	FL	8
Lawyer's office	CA	8
Hotel	VA	7
Hotel	NC	7
Used car dealer	CA	7
General warehousing and storage	PA	6
Total		$91

(1) The table above does not include loans to the extent that they are U.S. government guaranteed.

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Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of December 31, 2024

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	169	$2,109	70%	8.73%

Non-SBA commercial real estate loans, at fair value:
Multifamily (apartment bridge loans)(1)	5	$94	70%	7.61%
Hospitality (hotels and lodging)	1	19	66%	9.75%
Retail	2	12	72%	8.19%
Other	2	9	71%	4.96%
	10	134	70%	7.79%
Fair value adjustment		(1)
Total non-SBA commercial real estate loans, at fair value		133
Total commercial real estate loans		$2,242	70%	8.67%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 61%.

State diversification as of December 31, 2024			15 largest loans as of December 31, 2024
State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$693	71%	Texas	$46	75%
Georgia	276	70%	Tennessee	40	72%
Florida	236	68%	Michigan	38	62%
Indiana	128	71%	Texas	37	64%
New Jersey	121	69%	Texas	36	67%
Michigan	104	65%	Florida	35	72%
Ohio	85	70%	New Jersey	34	62%
Other States each <$65 million	599	70%	Pennsylvania	34	63%
Total	$2,242	70%	Indiana	34	76%
			Texas	33	62%
			Oklahoma	31	78%
			Texas	31	77%
			New Jersey	31	71%
			Michigan	31	66%
			Georgia	29	69%
			15 largest commercial real estate loans	$520	69%
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Institutional banking loans outstanding at December 31, 2024

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$1,016	55%
IBLOC	548	30%
Advisor financing	274	15%
Total	$1,838	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOC loans generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at December 31, 2024

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$10	36%
	9	53%
	9	15%
	8	86%
	8	46%
	7	21%
	7	32%
	6	21%
	6	37%
	6	42%
Total and weighted average	$76	39%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us. We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of January 15, 2025, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of December 31, 2024

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$133	19%
Construction	118	17%
Waste management and remediation services	97	14%
Real estate and rental and leasing	87	12%
Health care and social assistance	29	4%
Professional, scientific, and technical services	22	3%
Other services (except public administration)	21	3%
Wholesale trade	20	3%
General freight trucking	19	3%
Finance and insurance	14	2%
Transit and other transportation	13	2%
Mining, quarrying, and oil and gas extraction	9	1%
Other	119	17%
Total	$701	100%

(1) Of the total $701 million of direct lease financing, $640 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2) Includes public universities as well as school districts.

Direct lease financing by state as of December 31, 2024

State	Principal balance	% Total
	(Dollars in millions)
Florida	$109	16%
New York	65	9%
Utah	52	7%
Connecticut	48	7%
California	46	7%
Pennsylvania	43	6%
New Jersey	38	5%
North Carolina	37	5%
Maryland	37	5%
Texas	25	4%
Idaho	20	3%
Washington	15	2%
Ohio	14	2%
Georgia	14	2%
Alabama	13	2%
Other States	125	18%
Total	$701	100%

15

Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average assets ratio	to risk-weighted assets ratio	to risk-weighted assets ratio	tier 1 to risk weighted assets
As of December 31, 2024
The Bancorp, Inc.	9.41%	13.88%	14.46%	13.88%
The Bancorp Bank, National Association	10.38%	15.29%	15.87%	15.29%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2023
The Bancorp, Inc.	11.19%	15.66%	16.23%	15.66%
The Bancorp Bank, National Association	12.37%	17.35%	17.92%	17.35%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
Selected operating ratios
Return on average assets(1)	2.60%	2.38%	2.71%	2.59%
Return on average equity(1)	27.71%	22.10%	27.24%	25.62%
Net interest margin	4.55%	5.26%	4.85%	4.95%

(1) Annualized

Book value per share table	December 31,	September 30,	June 30,	December 31,
	2024	2024	2024	2023
Book value per share	$16.55	$16.90	$15.77	$15.17

Loan delinquency and other real estate owned	December 31, 2024
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
SBL non-real estate	$229	$—	$871	$2,635	$3,735	$186,587	$190,322
SBL commercial mortgage	—	—	336	4,885	5,221	656,870	662,091
SBL construction	—	—	—	1,585	1,585	33,100	34,685
Direct lease financing	7,069	1,923	1,088	6,026	16,106	684,447	700,553
SBLOC / IBLOC	20,991	1,808	3,322	503	26,624	1,537,394	1,564,018
Advisor financing	—	—	—	—	—	273,896	273,896
Real estate bridge loans(1)	—	—	—	12,300	12,300	2,096,741	2,109,041
Consumer fintech	13,419	681	213	—	14,313	440,044	454,357
Other loans	49	—	—	—	49	111,279	111,328
Unamortized loan fees and costs	—	—	—	—	—	13,337	13,337
	$41,757	$4,412	$5,830	$27,934	$79,933	$6,033,695	$6,113,628

(1) The $12.3 million shown in the non-accrual column for real estate bridge loans was repaid without loss of principal in the first quarter of 2025. The table above does not include an $11.2 million loan accounted for at fair value, and, as such, not reflected in delinquency tables. In the third quarter of 2024, the borrower notified the Company that he would no longer be making payments on the loan, which is collateralized by a vacant retail property. Based upon a July 2024 appraisal, the “as is” LTV is 84% and the “as stabilized” LTV is 62%. Since 2021, real estate bridge lending originations have consisted of apartment buildings, while this loan was originated previously. In January 2025, two loans totaling $9.8 million were transferred to non-accrual and were accordingly classified as substandard.

Other loan information

Of the $84.4 million special mention and $134.4 million substandard loans at December 31, 2024, $13.2 million was modified in the fourth quarter of 2024 and received a reduction in interest rate and a combination of full and partial payment deferrals. Not included in that modification total were $27.6 million of balances which we recapitalized with a new borrower, who negotiated payment deferrals and rate reductions. The “as is” and “as stabilized” LTVs for the $13.2 million balance were 80% and 69%, respectively, while weighted average LTVs for the $27.6 million were 79% and 70%, respectively. These LTVs are based upon appraisals performed within the past twelve months.

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Other real estate owned year to date activity

December 31, 2024
Beginning balance	$16,949
Transfer from loans, net	42,120
Transfer from commercial loans, at fair value	2,863
Sales	(1,602)
Advances	1,695
Ending balance	$62,025

	December 31,	September 30,	June 30,	December 31,
	2024	2024	2024	2023
	(Dollars in thousands)
Asset quality ratios:
Nonperforming loans to total loans(1)	0.55%	0.52%	0.34%	0.25%
Nonperforming assets to total assets(1)	1.10%	1.14%	0.95%	0.39%
Allowance for credit losses to total loans	0.52%	0.52%	0.51%	0.51%

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan with a December 31, 2024 balance of $41.1 million was transferred to nonaccrual status. On April 2, 2024, the same loan was transferred from nonaccrual status to other real estate owned. We intend to complete the improvements, which have already begun, on the underlying apartment building. During the time that improvements are being completed, the Company intends to have a property manager lease improved units as they become available, prior to the sale of the property. The $41.1 million loan balance compares to a September 2023 third-party “as is” appraisal of $47.8 million, or an 83% “as is” LTV, after considering the $1.6 million of earnest money deposits in connections with the property’s sale in process. Additional potential collateral value may further increase as construction progresses, and units are re-leased at stabilized rental rates. Please see “Recent Developments” which summarizes the agreement of sale for this property.

Gross dollar volume (GDV)(1)	Three months ended
	December 31,	September 30,	June 30,	December 31,
	2024	2024	2024	2023
	(Dollars in thousands)
Prepaid and debit card GDV	$39,656,909	$37,898,006	$37,139,200	$33,292,350

(1) Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank, N.A.

17

Business line quarterly summary:
Quarter ended December 31, 2024
(Dollars in millions)
		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over Year	Linked quarter annualized
Loans
Institutional banking(3)	6.5%	$ 1,838	(1%)	10%
Small business lending(4)	7.5%	987	12%	11%
Leasing	8.1%	701	2%	(6%)
Commercial real estate (non-SBA loans, at fair value)	7.8%	133	nm	nm
Real estate bridge loans (recorded at book value)	8.7%	2,109	5%	(15%)
Consumer fintech loans - interest bearing	5.3%	19	nm	nm
Consumer fintech loans - non-interest bearing(5)	—	435	nm	nm
Weighted average yield	7.2%	$ 6,222			Non-interest income
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over Year
Prepaid and debit card issuance, consumer fintech loan fees, and other payments	2.2%	$ 6,985	16%	nm	$ 32.3	29%

(1) Average rates are for the three months ended December 31, 2024.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3) Institutional Banking loans are comprised of SBLOC loans collateralized by marketable securities, IBLOC loans collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending is substantially comprised of SBA-guaranteed loans. Growth rates exclude the impact of $9 million of loans that do not qualify for true sale accounting at December 31, 2024 compared to $29 million at the prior year and prior quarter end.

(5) Income related to non-interest-bearing balances is included in non-interest income.

Summary of credit lines available

The Bancorp maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

December 31, 2024
(Dollars in thousands)
Federal Reserve Bank	$1,987,218
Federal Home Loan Bank	1,015,541
Total lines of credit available	$3,002,759

Estimated insured vs uninsured deposits

The vast majority of The Bancorp’s deposits are insured and low balance and accordingly do not constitute the liquidity risk experienced by certain institutions. Accordingly, the deposit base is comprised as follows.

December 31, 2024
Insured	94%
Low balance accounts	3%
Other uninsured	3%
Total deposits	100%

18

Calculation of efficiency ratio (non-GAAP)(1)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
	(Dollars in thousands)
Net interest income	$94,296	$92,159	$376,241	$354,052
Non-interest income(2)	34,651	26,989	126,863	112,094
Total revenue	$128,947	$119,148	$503,104	$466,146
Non-interest expense	$51,812	$45,610	$203,225	$191,042

Efficiency ratio	40%	38%	40%	41%

(1) The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

(2) Excludes $19.6 million in 2024. Lending agreements related to consumer fintech loans had certain provisions accounted for as freestanding credit enhancements which resulted in the company recording a $19.6 million provision for credit losses and a correlated amount in non-interest income resulting in no impact to net income.

19